INITIAL SHARE PURCHASE AGREEMENT

      This Agreement is made as of the ____ day of July, 2003 between Pioneer Investment Management, Inc., a Delaware corporation ("PIM"), and Pioneer Municipal High Income Trust, a Delaware business trust (the "Trust").

      WHEREAS, the Trust wishes to sell to PIM, and PIM wishes to purchase from the Trust, $100,000 of common shares of beneficial interest of the Trust (6,981 shares at a purchase price of $14.325 per share (collectively, the "Shares")); and

      WHEREAS, PIM is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Simultaneously with the execution of this Agreement, PIM is delivering to the Trust a check in the amount of $100,003 in full payment for the Shares.

      2. PIM agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

      Executed as of the date first set forth above.

                                        PIONEER INVESTMENT MANAGEMENT,
                                        INC.


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                                        Name:
                                        Title:


                                        PIONEER MUNICIPAL HIGH INCOME
                                        TRUST


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                                        Name:
                                        Title:


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